Exhibit 10.3


                                [MTM LETTERHEAD]


                                 January 3, 2005


Mr. Alan Schwartz
35 Orchard Drive
Woodbury, NY 11797

Dear Mr. Schwartz,


Reference is made to the severance letter, dated May 21, 2004 (the "Severance Letter"), between you and MTM Technologies, Inc. Section 3 a. of the Severance Letter shall be replaced in its entirety with the following:

3.   Compensation; Benefits and Expenses .


     a. Salary. During the Employment Period, the Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $250,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company. The Executive's base salary shall be subject to review each year for possible increase by the Board in its sole discretion, but in no event shall such base salary be decreased from its then existing level during the Employment Period.

Except as provided for herein, the Severance Letter remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this letter agreement as of January 3, 2005.



                                            MTM TECHNOLOGIES, INC.




                                                /s/ Francis J. Alfano
                                            By:___________________________
                                               Name:   Francis J. Alfano
                                               Title:  Chief Executive Officer


AGREED AND ACCEPTED:


/s/ Alan Schwartz
____________________
Alan Schwartz




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